EXHIBIT 10.33

Tenancy Agreement

Number:

00 / MS / LA / VI /2 019

This Tenancy Agreement (to hereafter called the " Agreement ”) was signed in Jakarta on today 's Monday on 24 June 20 19 ( 24-06-2019) by and between :

1.	PT, C H ARNIC CAPI T AL Tbk , as a business unit of D Floor 8 Tower Sudirman domiciled at Menara Sudirman Floor 8 Jalan General Sudirman Plot 60 Jakarta 12190, in case these are represented by Bp. Anton Santoso as the President Director of PT. Charnic Capital Tbk . (For hereinafter called " Owners”).

2.	PT. TO GA INTERNA TI ONAL INDONESIA AND A which is domiciled in Asia Plaza, Floor 2 Jalan J enderal Sudirman Plot 59 Jakarta 12190, d a lam thing is that represented by Mrs. Cecilia Tjahjadi as General Manager of PT. T Oga International Indonesia (for hereinafter called " Tenant ").

(For further Owner and Tenant are collectively as “the Parties”).

The Parties up previously explained things as follows:

-	Whereas the owner has a building erected on a piece of land, on the 8th floor uhit D with proof of Certificate Number: 0201 / VII dated 23 December 1997 which is located on Jalan Jenderal Sudirman Kaveling 60 Jakarta, locally known as Menara Sudirman (hereinafter referred to as " Building "), and intends to rent out the rooms in it.

-	Whereas the Tenant intends to rent an area of 350 m2 (three hundred and fifty square meters) of space contained in the building, from the Owner and the Owner agreeing to lease the space to the Tenant.

Each of the Parties acts in their position as mentioned above, further agreeing to bind themselves in this Agreement, with the following terms and conditions:

Article 1

Lease Agreement

1.1	The owner hereby agrees to rent to the Tenants and the Tenants hereby agrees to rent from the Owner a room of 350 m (three hundred and fifty square meters) located on the 8th Floor Unit D Building, as will be further elaborated in attachment I which is an integral and inseparable part of this Agreement (hereinafter referred to as "Leases").

1.2	In this Agreement the Owner will give the Tenant the right to use jointly with the Owner, other tenants and people permitted by the Owner to enter the building, namely over lobbies, kitchens, toilets, corridors, alleys, stairs, runways and elevators (hereinafter called the "Joint Section ').

1

Article 2

Rent Time Period

2.1	The lease term under this Agreement is for 2 (two) years, which will start on August 1, 2019 (01-08-2019) and will end on July 31, 2021 (31-07-2021), (hereinafter referred to as "Rent time period").

2.2	Tenant hereby releases the Owner from any responsibility in connection with the delay of the Tenant to occupy the Rental Space for any reason, due to the Tenant's own fault. In this case, the delay will not affect the rental period as set out above.

2.3	If the Tenant intends to terminate the rental of the Rental Room before the end of the Rental Period, the Tenant must first pay all the obligations to pay the rental price, management fees (hereinafter referred to as "Service Charge") and other fees that must be paid by the Tenant according to the Agreement this, until the end of the Lease Period, or the Lessee must first find a replacement lessee that has been approved by the Owner.

Article 3

Facilities

3.1

During the Rental Period, except on Sundays and national holidays, from Monday to Friday from 7:00 WIB to 19:00 WIB for electricity, from 07:00 WIB to 18.00 WIB for AIR CONDITIONING. And for Saturdays from 07.00 WIB to 13.00 for air conditioning and from 07.00 to 13.00 for electricity. (hereinafter referred to as "Working Hours") The owner will provide the following facilities:

	3.1.1	Electricity

a.	The rental room will be equipped with Volt ampere electric power from PT. State Electricity Company (Persero) which is channeled through the building manager. In addition, the building manager also provides a generator which will be operated at any time in the event of a power cut.

b.	The tenant must pay a fee, the amount of which will be determined by the building manager for electricity consumption and Air Conditioning according to the monthly electricity consumption meter.

3.1.2	Telephone

a.	In the Rental Room, the Tenant has arranged a direct telephone line connection to the Building Manager with the obligation to pay the cost of its usage directly to PT. Telkom (Persero).

b.	All telephone lines in the Rental Room originating from PT. Telkom (Persero) is the property of the Tenant, and the Tenant has the right to operate the telephone line connection during and / or at the end of the Lease Period to the building manager.

3.1.3	Water

Water will be provided by the building manager at certain places in the building that can be used jointly by tenants and owners.

2

3.1.4	Air-Conditioning (AC)

The rental room will be equipped with Central air conditioner which will function based on the existing floor in the building.

Building Managers are required to maintain the operation of the Air Conditioning (AC) system such as routine servicing and replacement of Freon as well as maintenance. However, it is a different matter for Air Conditioning (AC) because of the age of use that must be replaced, so the replacement of Air Conditioning (AC) is the responsibility of the owner through the building manager with the Central system.

3.1.5	Parking

a.	The Building Manager provides a parking space and all vehicles must be parked in a parking space that has been provided in accordance with the parking rules and rates determined by the Building Manager.

b.	The building manager is not responsible for any damage or loss to the vehicle and / or parts of the vehicle and / or items in the vehicle that occur in the parking lot.

c.	Changes in parking rates will be notified in writing by the Building Management within 1 (one) month prior to the enactment of the new parking rates.

3.1.6	Elevator

The building management also provides 6 (six) high-speed main passenger lifts consisting of 3 (three) units for the low zone and 3 (three) for the high zone to be used jointly by Tenants, Owners and other guests.

3.1.7	Cleanliness

a.	The Building Manager will maintain the cleanliness of all public parts, viz include:

	i	Entrances, corridors, lobbies, toilets, elevators, runways and stairs;
	ii.	The exterior of the building includes poles, beams, windows, sunshades, front yards and curbs;
	iii.	Car park, driveway.

b.	The tenant is obliged to be responsible for the cleanliness of the Rental Room and the inside of the windows in the Rental Room.

3.1.8	Wastewater disposal

The building management provides a facility for processing waste from toilets and dishwashers, which will then be distributed to a shelter provided by the local government.

3

3.1.9	Waste disposal

The building manager will prepare a special officer who will dispose of the Tenants' garbage every day outside the building.

3.1.10	Sanitary Equipment

The building manager will provide tissue paper and hand washing soap in each toilet in the building.

3.1.11	Maintenance

The building manager will always maintain and maintain the cleanliness of the building except in the rental room and carry out regular maintenance of the plants in the garden and inside the building.

3.1.12	Information section

Several people will be assigned by the Building Manager as receptionist in the main lobby to provide information services and car call.

3.1.13	Insurance

The premises and facilities provided by the Owner will be insured on a full replacement basis. The owner through the building manager will also ensure full responsibility in the event of injury or loss of life in the building or building yard, but not what happens in the lease room and the tenant hereby agrees to release the owner or building manager from the liability for injury or liability. loss of soul that occurs in the Rental Room.

3.1.14	Security

The Building Manager agrees to establish a security team that will be on duty 24 (twenty-four) hours a day to maintain security both inside and outside the building, but not included in the Rental Room.

3.1.15	Fire Management

The building manager will equip the building with an alarm and fire extinguisher.

3.2	For the purposes of providing facilities as referred to in articles 3.1.1, 3.1.3, 3.1.4, and 3.1.6 to 3.1.15, the Tenant will be subject to a Service Charge as regulated in article 4.2.

3.3	Damage to the facilities as regulated in articles 3.1.1 to 3.1.6, 3.1.8, 3.1.10 and 3.1.15 mentioned above may not be repaired by the Tenant and must be reported by the Tenant to the Building Manager for immediate repair by the Building Manager.

3.4	Repair costs for such damage will be borne by the Owner through the Reserved Fund which is paid to the Building Manager per month unless it is caused by the fault or carelessness of the Tenant and / or the Tenant's employees and / or the Tenant's guest, then the repair costs must be borne by the Tenant.

4

Article 4

Rental Price and Service Charge

4.1	During the Rental Period, the Tenant is required to pay the rental price for the Rental Room of Rp. 282,000 (Two hundred and eighty-two thousand Rupiah) per square meter per month.

4.2	In connection with the provision of facilities and services by the Building Manager as regulated in articles 3.1.1, 3.1.3, 3.1.4, and 3.1.6 to 3.1.15, Tenants are required to pay a Service Charge of Rp. 68,000 (sixty-eight thousand Rupiah) per square meter per month to be paid directly to the building manager.

4.3	The rental price is determined in Indonesian Rupiah. The rental price is paid at once for 2 (two) years in advance at the beginning of the rental period. Service Charge price is set in Rupiah currency. Service Charge prices are paid at the beginning of each month on the 1st (one).

4.4	The review of the Rental Price and Service Charge will be carried out at the time and in accordance with the conditions and terms in attachment II which is an integral and inseparable part of this Agreement.

Article 5

Rental Guarantee Deposits

5.1	At the time of signing this Agreement, the Tenant is obliged to pay a sum of money in the amount of payment of 3 (three) months Rental Price, namely Rp. 367,500,000 (Three hundred sixty-seven million five hundred thousand Rupiah as collateral for the implementation and fulfillment of the Charterers' obligations as determined in this Agreement (hereinafter referred to as "Rental Security").

5.2	Rental Security will be returned to the Tenant without any interest at the end of the Rental Period as soon as the Tenant vacates the Rental Room.

5.3	For the return of the Rental Guarantee, the Tenant must show the Owner for the payment of the Rent, Service Charge for the last 3 (three) months and other costs which are the obligations of the Charterer to the Owner under this Agreement.

5.4	If the Tenant still has arrears in payment obligations under this Agreement that has not been paid, then before it is returned to the Tenant the Owner has the right to reduce the Rental Guarantee, in accordance with the amount of arrears that has not been paid by the Tenant and return the excess to the Tenant. If the Lease Guarantee is insufficient, the Owner has the right to collect the deficiency of the outstanding payment obligations to the Tenant.

5

Article 6

Payment Methods and Fines

6.1	With due observance of the due date as set out in each payment obligation, payment of the Rental Price and other costs that must be paid by the Charterers to the Owner under this Agreement along with taxes and penalties must be made by transfer on Owner's account in Bank CIMB Niaga Menara Sudirman Branch no. account ________________ (Rupiah Account) or through other means as agreed by the Parties.

6.2	On each payment and receipt of a number of payments as referred to in article 6.1. from the Tenant to the Owner, the Owner will provide proof of payment in the form of an original receipt to the Tenant, if the deposit has entered the owner's account and the Tenant has been able to show proof of the original transfer deposit and a photocopy of it to the Owner.

6.3	If the Tenant is in arrears to pay the Rental Price, Service Charge, and other costs which are the obligations of the Tenant as set out in this Agreement, for a period of more than 30 (thirty) days, the Owner will impose a fine of 212% (two and a half). percent) per month of the unpaid payment, starting from the due date of the relevant payment to the date of settlement.

Article 7

Obligations and Don'ts for Tenants

7.1	During the Term of the Lease, the Tenant promises and binds himself to comply with and carry out the following obligations:

7.1.1.	Tenants are required to pay on time the Rental Price, Service Charge, taxes, fines, and other costs which are the obligations of the Tenant as stipulated in this Agreement.

7.1.2.	Tenants and their employees are obliged to pay attention to and implement the rules set by the Owner as described in attachment III which is an integral and inseparable part of this Agreement, and the Tenant is hereby deemed to have understood and know the restrictions and restrictions on the use of the Rental Space. .

7.1.3.	During the Rental Period, the Tenant will always maintain and maintain the Rental Room as befits a good Tenant, and return it at the end of the Rental Period in good condition as at the time of handover by the Owner to the Tenant, along with the objects at the time surrender from the Owner to the Tenant and the Tenant will make repairs for the damage to the Rental Room caused by the fault of the Tenant and / or his employees and / or his guests, except for the facilities as stipulated in articles 3.1.1 to 3.1. 6, 3.1.8, 3.1.10, and 3.1.15.

7.1.4.	At all times, Tenants are required to comply with all laws and regulations and other government regulations relating to Room Rentals.

7.1.5	Tenants are required to obtain and complete all permits for their business and the Charterers hereby release the Owner from all claims from other third parties resulting from the Charterer's negligence in completing these permits.

7.1.6.	Tenants are required to maintain calm in the environment around the Rental Room and prevent actions that can cause noise and disturbance to other Tenants.

6

7.1.7	Tenants are required to obtain prior written approval from the Owner to make changes to air conditioners. If desired by the Owner, the Tenant must revoke the additions or changes at the time of termination of the Agreement and return the Rental Room according to its original condition at the time of delivery from the Owner to the Tenant.

7.1.8.	Tenants are required to obtain prior written approval from the Owner, if they are to use the Rental Room for purposes other than office, administrative, educational and commercial purposes. But under any circumstances, the Rental Space may not be used for housing, warehousing, display or storage of goods as well as for purposes that are against the law or violate the norms of decency (immoral).

7.1.9.	The tenant is obliged to collect garbage in a condition that has been properly packed in a place that has been determined by the Owner to then be transported by a designated officer outside the building, provided that the Owner will not be responsible for any loss or damage to the property of the Tenant. caused by the implementation of garbage disposal by cleaning officers.

7.1.10.	The Tenant is obliged to allow the Owner or any person authorized by the Owner to enter the Rental Room with prior notification to the Tenant, to carry out cleaning, inspection, repair and changes which are the obligations of the Owner under this Agreement, or which are the obligations of the Tenant under this Agreement but the Tenant neglect it.

7.1.11.	Tenants are required to bear costs incurred in connection with repairs which are the obligations of the Tenants and Tenants are prohibited from interfering in the work

7.1.12.	Tenants are required to obtain permission from the Owner before installing signage, writing, advertising facilities or other special signs on a part of the building or rental space.

7.1.13.	At the time of the return of the Rental Room to the Owner, the Tenant is obliged to remove the name board, writing, advertising means or other special signs that are installed by the Tenant on a part of the Building or Rental Room and repair the damage caused by the activity at his own expense. If the Tenant neglects to carry out these obligations, the Owner will carry out the revocation and repair at the Charterer's expense.

7.1.14.	The Tenant will release the Owner and Tenant is obliged to provide compensation from and against all claims, cases and costs suffered and / or incurred by the Owner in connection with loss of life or injury or damage to property arising from or due to carelessness, negligence by the Tenant and / or Tenant employees and / or Tenant guests in the use of the Rental Room.

7.1.15.	The tenant will release the owner and tenant to provide compensation for all loss and / or damage to the rental room and / or to another part of the building caused by carelessness, misuse, misuse of tenants, and / or tenant employees, and / or Tenant's agents and / or Tenant guests for electrical installations and equipment, water and gas installations, air conditioning and firefighting equipment.

7

7.2	During the Rental Period, the Tenant is prohibited from doing the following actions:

7.2.1.	Except for business purposes, Tenants are prohibited from storing and / or using chemical materials in the form of gases or explosive liquids in the Rental Room. Tenants are also prohibited from storing firearms, ammunition, explosives, gasoline, kerosene, fuel or other dangerous materials in the Rental Room and the owner will not allow other parties to do so.

7.2.2	Tenants are prohibited from committing an act or action that may result in an increase in the building insurance premium or cause the cancellation or cancellation of the Building insurance policy.

Article 8

Separation Wall

Tenants are not allowed to install a dividing wall in the Rental Room, except in the following conditions:

8.1	The relevant dividing wall has been installed by the Owner and will remain the right of the Owner, where the Tenant must maintain and maintain the separation wall so that it is still in good condition and maintained at the time of handing back the Rental Room to the Owner.

8.2	Additions or changes to the dividing wall must comply with all applicable building requirements and regulations and comply with the standards regarding type and quality approved by the Owner and installed in the rental space approved by the Owner.

8.3	The cost of installing the separation wall, architectural and building consultant fees as well as cost of changes including but not limited to doors, vents, glass and other similar objects, lamps, electrical sockets and switches, and telephone sockets that are changed due to a position The tenant must bear the separation wall.

8.4	The dividing wall installed by the Tenant will become the property of the Tenant and must be dismantled at the time of returning the Rental Room to the Owner and the Tenant is obliged to repair damage arising from the demolition at his own expense. If the Tenant neglects to carry out the demolition, the Owner, with a fee to be billed to the Tenant, will demolish the separation wall in the Rental Room.

Article 9

Obligations of the Owner

During the Term of the Lease, the Owner promises and binds himself to comply with and carry out the following obligations:

9.1	In accordance with the payment that must be made by the Tenant as regulated in article 6.1 the Owner through the Building Manager is obliged to provide facilities as regulated in article 3.1 of this Agreement.

8

9.2	The owner through the building manager is obliged to maintain and make repairs to the damage to the facilities as referred to in articles 3.1.1 to 3.1.6, 3.1.8, and 3.1.10, and 3.1.15 which are not caused by the fault of the Tenant and / or Tenant employees and / or Tenant guests.

9.3	The owner, through the building manager, is required to insure the building against the risk of fire, earthquake, flood and other risks that are usually insured for office buildings in Jakarta, with full insurance value and pay insurance premiums on time.

9.4	The Owner is obliged to provide a guarantee to the Tenant that by having carried out the obligations of the Tenant under this Agreement, then during the Rental Period the Tenant will be able to use and enjoy the Rental Room quietly without interference from the Owner or other third parties.

Article 10

Taxes and Stamp Duty

10.1	Taxes arising from this Agreement will be the responsibility of each party, with the following conditions:

	10.1.1.	The owner is obliged to pay taxes which according to tax laws and regulations in Indonesia must be paid by the owner through the building manager according to a predetermined rate including but not limited to land and building tax.

	10.1.2.	Tenants are required to pay taxes which according to tax laws and regulations in Indonesia are required to be paid by the Tenant according to the rates set by the Government of the Republic of Indonesia on the Rental Price and all payment obligations that must be paid by the Owner and Tenant under this Agreement. The tenant is required to deduct Income Tax from the Rental Price paid every 3 (three) months according to the payment method.

Article 11

Transfer of Leases

11.1	During the Period of the Rental, the Tenant is prohibited from surrendering, transferring or leasing back the Rental Room or a part of the Rental Room to another third party without obtaining the prior written consent of the Owner.

11.2	The owner must give approval for the Tenant's intention to surrender, transfer or lease back the Rental Room or a part of the Rental Room if the Tenant has met the following conditions:

	11.2.1	The Tenant must guarantee to the Owner that the third Party who will accept the delivery, transfer or leaseback of the Rental Room or part of the Rental Room (hereinafter referred to as "Substitute Tenant") is the responsible party and is in good financial condition. , and the Tenant has submitted the identity of the Substitute Tenant, which includes name, address, and line of business, to the Owner

	11.2.2.	The Tenant has paid the Rental Price, Service Charge, fines, taxes and other payment obligations that must be paid by the Tenant under this Agreement which is due until the date of transfer of the lease to the Substitute Tenant.

9

11.2.3.	The Substitute Tenant must provide a written statement to the Owner, stating that the Replacement Charterer will pay the Rental Price, Service Fee and other payment obligations that must be paid for a Charterer under this Agreement and promises to pay attention to and implement the entire contents of this Agreement.

11.2.4.	The Tenant must provide a written statement to the Owner which states that the Charterer is willing to bear all payments that are the obligation of the Substitute Tenant, if during the remaining Lease Period, the Substitute Tenant does not carry out his payment obligations under this Agreement to the Owner.

Article 12

Extension of Rental Period

12.1	Within a period of not more than 90 (ninety days) prior to the expiration of the Lease Period, with a written notification, the Tenant may ask the Owner to extend the Rental Period, with the Rental Price, terms and conditions the same as This agreement.

12.2	Based on a letter of request from the Tenant, the Owner can submit a written amendment to the Rental Price, the terms and conditions of this Agreement, namely within a period of not more than 30 (thirty) days after receipt of the Charterer's request letter, as provided for in article 12.1 above.

12.3	Within a period of not more than 30 (thirty) days after receipt of the amendment letter from the Owner as stipulated in article 12.2 above, the Tenant must immediately provide assurance to extend the Term of the Lease by accepting the terms of the amendment to the Agreement to the Owner.

12.4	If the Tenant fails to comply with the provisions regarding the time limit as stated in articles 12.1 and 12.3 above, the Owner has the right to rent out the Rental Space for rent by a third party.

12.5	If there is no agreement between the Owner and Lessee regarding the Rental Price for an extension of the Rental Period; then the lease term will not be extended after the end of the Lease Period.

12.6	The Owner has the right not to re-lease the Rental Room to the Tenant or withdraw his agreement to extend the Rental Period with the Tenant if the remaining terms of the Rental Period are available, the Tenant violates the terms and conditions and / or obligations in this Agreement.

Article 13

Lease Termination

13.1.	Without prejudice to the provisions regarding the expiration of the Lease Period as stipulated in article 2.1 of this Agreement, the termination of the Lease Period may also occur due to one or more of the following:

	13.1.1.	If the Tenant is in arrears in the payment of the Rental Price, Service Charge, and other fees that must be paid by the Tenant under this Agreement, within a period of 30 (thirty) days after the due date of the payment obligation and the Tenant still has not paid the arrears within a period of 14 (fourteen) days after sending a warning letter from the Owner.

10

13.1.2.	The Tenant has made 3 (three) late payments of the Rental Price, Service Charge, and other costs that must be paid by the Tenant according to this Agreement in a consecutive manner.

13.1.3.	The tenant is declared bankrupt or bankrupt or given a delay in the payment of his debts or is liquidated by the authorized party / agency or is unable to fulfill his financial obligations according to the laws and regulations of Indonesia.

13.1.4.	The tenant undergoes a legal process during the rental period.

13.1.5.	Lessee does not fulfill or neglects to carry out or has not started to carry out its obligations under this Agreement within 14 (fourteen) days after written notification from the Owner.

13.1.6.	All or any of the activities carried out by the Tenant in the Rental Room are declared invalid, confiscated, confiscated or ordered by the authorized agency to be closed or temporarily closed (suspended) and the Tenant cannot take steps to eliminate the condition within a period of 30 (three twenty) days after the issuance of a declaration of invalidity, confiscation, confiscation, order or other action by the Government.

13.2	With the occurrence of things as mentioned in paragraph 13.1 above, the Owner unilaterally has the right to immediately terminate / terminate this Agreement before the end of the Rental Period, without giving written notification to the Tenant, with the following conditions:

	13.2.1.	The owner has the right to close, seal and / or take over the Rental Room from the Tenant, but without releasing the Tenant from his obligation to pay off and make payments and / or arrears to the Owner according to this Agreement, after being calculated with the Rental Guarantee that is on the owner.

	13.2.2.	The owner has the right to hold the property of the Tenant in the Rental Room, as collateral for the payment obligations of the Tenant.

	13.2.3.	The Owner has the right to ask the Tenant to immediately vacate the Rental Room after the Charterer has paid and carried out the payment obligations and / or arrears of payments to the Owner according to the Agreement, without neglecting the validity of the provisions in articles 14.3 to 14.6 of this Agreement.

	13.2.4.	The owner has the right and full authority to sublet the Rental Space to a third party according to terms that are considered favorable by the Owner.

	13.2.5.	The Tenant hereby grants the owner irrevocable power to sell the Tenants' items in the Rental Room to a third party as part and / or all of the Tenant's debt / arrears to the Owner, without prejudice to the Owner's right to collect the underpayment. to the Tenants.

	13.2.6.	In the event of an agreement terminating unilaterally by the Owner, the Parties agree to override the enactment of articles 1266 and 1267 of the Indonesian Civil Code.

11

Article 14

Submission of Rental Space

14.1	At the expiration of the Lease Period as specified in article 2.1 or in the event of the termination of the lease as stipulated in article 13.1 of this Agreement, the Tenant is obliged to hand back the Rental Room to the Owner in an empty, clean state, no one uses and / or controls it as the situation was when it was handed over by the Owner to the Lessee.

14.2	If the Tenant neglects to return the Rental Room in accordance with the conditions set out in paragraph (1) above, then for each day of negligence or delay in the return of the Rental Room, the Tenant is required to pay a fine equal to the rental rate per square meter per month. which is divided pro rata according to the day of delay which will be calculated starting from the day the Tenant is obliged to submit the Rental Room until the day the Rental Room has been received back by the Owner. The fine must be paid immediately and at the same time at the first request of the Owner.

14.3	Without prejudice to the conditions described above, the Charterers hereby now and for the future at the time, give full power and authority to the Owner to take steps and / or actions deemed good and necessary to vacate themselves or with the help of parties. other for the Rental Room from the Tenant or anyone who uses or controls it and moves all items other than the property of the Owner in the Rental Room to the place determined by the Owner, at the costs and risks that must be borne by the Tenant.

14.4	The Tenant hereby releases the Owner from all responsibility for damage and / or loss of items transferred by the Owner from the Rental Room to a place determined by the Owner.

14.5	Tenants hereby waive all rights they have to file claims and / or lawsuits of any kind against the Owner regarding taking back the Rental Room, closing the Rental Room and / or vacating the Rental Room made or ordered to do by the Owner with method as described above and regarding all the consequences.

Article 15

Procedure for Acquisition and / or Vaccination of Rental Space

In the event that the Owner exercises his right to take over the Rental Room from the Tenant under article 13.2.1 of the Agreement and / or to vacate the Rental Room based on article 14.3 of the Agreement, the activity will be carried out in accordance with the provisions below:

15.1	The implementation of the takeover of the Rented Room from the Tenant and / or the vacating of the Rental Room must be recorded in an official report, attended by the security officer and the Owner as executing the activity.

15.2	Items found in the room will be recorded in a list signed by the officer present in carrying out the activity of taking over and / or vacating the Rental Room, as an inseparable attachment to the official report.

15.3	In order not to decrease in number, the items found in the Rental Room will be stored or deposited in a safe place which will be determined later by the Owner, until the Charterers collect them. The place where the goods are stored will be recorded in the minutes.

15.4.	Costs incurred in connection with carrying out activities of taking over and / or vacating the Rental Room, including but not limited to the cost of storing goods, will be borne by the Tenant.

15.5	If within a period of 30 (thirty) days the Charterer has not taken the goods from the storage or custody of the goods, then the Owner, pursuant to article 13.2.5 of the Agreement, has the right to sell the said goods.

12

Article 16

Force Majeure

16.1.	Force Majeure damage.

	16.1.1.	If during the period of leasing the building and / or rental room experiences destruction, destruction or damage due to hurricanes, floods, fires, earthquakes, mass riots, war or other Force Majeure events so that it is uninhabitable and / or unfit for use again, this Agreement will terminate absolutely and will end from the date the event occurred.

	16.1.2.	Such termination will not relieve the Tenant from his obligation to make full payment of arrears in Rental Price payments, Service Charges and other payment obligations under this Agreement.

Article 17

Arbitration

17.1	Disputes arising between the Parties in connection with this Agreement which in the opinion of each party cannot be resolved amicably, will be resolved in Jakarta at the Indonesian National Arbitration Board ("BANI"), according to and in accordance with the regulations imposed by BANI, with using a single arbitrator appointed in accordance with the applicable rules and stipulated by BANI.

17.2	Costs arising from dispute settlement through BANI will be borne by the Parties.

17.3	Regarding the implementation of the law of the BANI decision, the Parties agree to choose a permanent and general legal domicile at the Registrar's Office of the South Jakarta District Court.

17.4	Costs incurred in connection with the implementation of BANI's decision by the District Court, including but not limited to legal advisory fees, will be borne by the party implementing the BANI decision itself.

17.5	During the process at BANI, the Tenant is obliged to pay the Rental Price, Service Charge and other fees that must be paid by the Tenant under this Agreement.

13

Article 18

Applicable Law and Legal Domicile

18.1	This Agreement is governed by and is subject to and must be interpreted in accordance with the applicable laws in the Republic of Indonesia.

18.2	For the implementation of this Agreement, the Parties agree to choose a permanent and general legal domicile at the Registrar's Office of the South Jakarta District Court.

Article 19

Notification

19.1	Any notification or correspondence relating to this Agreement must be submitted in writing by registered mail, facsimile, or self-delivery to each of the following parties:

Owner	Tenant
PT. Charnic Capital Tbk.	PT. Toga International Indonesia
Menara Sudirman, Lantai 8	Plaza Asia, Lantai2
Jl. Jenderal Sudirman Kav. 60	Jl. Jenderal Sudirman Kav.59
Jakarta 12190	Jakarat 12190

Contact No. 021 5226528	Contact No. 021 51400069
Attn: Bp. Nicholas Saputra	Attn: Ibu Cecilia Tjahjadi

Article 20

Other provisions

20.1	Annex

Attachments I, II to this Agreement and the plan attachments are an integral and inseparable part of this Agreement.

20.2	Change of Agreement

Everything that is not or has not been sufficiently provided for in this Agreement will be regulated in an addendum or amendment made and signed by the Parties which are an integral part of this Agreement.

This agreement is made in 2 (two) copies, is sufficiently stamped and has the same legal force and was signed by the Parties on the day and date at the beginning of this Agreement.

Owner	Tenant
PT. CHARNIC CAPITAL Tbk.	PT. TOGA INTERNATIONAL INDONESIA

Name: Anton Santoso	Name: Cecilia Tjahjadi
Position: Director	Position: General Manager

14

APPENDIX I -

ABOUT THE RENTAL ROOM

In this Agreement, Rental Space is defined as a room of 350 m2 (Three hundred and fifty square meters), as shown by the part with the red outline of the attached plan which is an integral and inseparable part of this Agreement, which includes the elevator part. , lobby, corridor, hallway, toilets, storage / meal preparation room and other common sections, which were on the 8th floor of Unit D of the building now known as Menara Sudirman which is located at Jalan Jend. Sudirman Kav. 60 Jakarta 12190

The Rental Price and Service Fee will be calculated based on the calculation of the gross area of the Room (semi gross area) for the purposes of this calculation, the semi gross area of the Rental Room will be measured from the finished inner surface of the permanent inner wall of the building, and from the finished inner surface of the permanent outer wall of the Building.

Including the gross area (semi gross area) of the rental space is the area used by the posts between the frame and window sills, free-standing structural posts, perimeter or pillars and the area used by additional facilities specifically built for each tenant.

The semi-gross area of the rental room includes the lobby, elevator, corridor, aisles, toilets, and food storage / preparation rooms.

Meanwhile, what is not included in the semi gross area of the Rental Room are all stairs, chimneys, lifts, engine rooms, M&E rooms, and service equipment supports.

If there are more than one tenant who jointly occupies 1 (one) floor, then the lift, lobby, corridor, hallway, toilet, storage and food preparation room and other Common Parts provided for the Tenants on that floor can be used together.

15

APPENDIX II -

RENT PRICE REVIEW AND SERVICE CHARGE

I. Rental Price Review

In April 2021 from the Rental Period (hereinafter referred to as "Rental Price Review Date"), the Rental Price will be reviewed in accordance with the market price of the Rental Price of the Rental Room in Menara Sudirman Building, 8th Floor unit D II. General Sudirman Kav. 60 Jakarta 12190 (hereinafter referred to as "Building") but the review of the rental price should not be less than the rental price agreed in the Room Rental Agreement.

The implementation of the Rental Price Review must meet the following conditions:

1.	At the latest within 60 (sixty) days before the Rental Price Review Date, the Owner must give notification to the Tenant regarding the amount of money which according to the owner's judgment is the market price of the Rental Price of the Rental Space in the Building.

2.	The tenant may submit his disagreement with the market price of the Rental Price of the Rental Room in the Building according to the owner's assessment and submit the market price of the Rental Price of the Rental Room in the Building according to the Tenant's assessment, within 14 (fourteen) days after receipt of notification from the Owner.

3.	If the Tenant does not provide notification as stipulated in item. 2, then the amount stated in the notification as stipulated in point 1 must be considered as the market price of the Rental Price of the Rental Space in the Building.

4.	If the Tenant gives notification as stipulated in point 2, then the Parties in good faith may carry out negotiations to obtain an agreement on the market price of the Rental Price of the Rental Space in the Building.

II.	Service Charge Review

1.	Initial Service Charge of Rp. 68,000 (Sixty-eight thousand Rupiah), per square meter per month which is calculated based on the estimated cost to be incurred by the Owner through the Building Manager for the provision of facilities for every 1 (one) year that has been running.

2.	If there is an increase in operational costs for the provision of facilities as referred to in article 3.1 of the Room Lease Agreement, or if there is a substantial additional cost that was not previously expected,

The owner, through the Building Manager, has the right to review the Service Charge that has been determined with prior written notification to the Tenant.

3.	At the end of each year, the Owner, through the Building Manager together with his auditors, will calculate the actual cost of providing facilities for the past 1 (one) year, (hereinafter referred to as "Real Cost ').

4.	Initial Service Charge for the next 1 (one) year will be determined by the Owner through the Building Manager based on the Real Cost which is determined from the audit result report, with due observance of the provisions as stipulated in Article 2 above.

5.	Service Charge per square meter will be defined as the total cost of providing facilities as stipulated in article 3.1 of the Room Lease Agreement for all Rental Space in the Building together with office operational costs including salaries, allowances and other costs for Building Management employees assigned to serve. the interests of the Tenants, the cost of replacing the equipment and equipment for the building, the cost of repairs to the leased space and / or the building as well as the depreciation cost of the electrical and mechanical equipment, divided by the number of square meters in the building

16